Exhibit 10.2

Endo
1400 Atwater Drive
Malvern, PA 19355
484.216.0000
endo.com

August 1, 2019

Blaise Coleman
1400 Atwater Drive
Malvern, Pennsylvania, 19355

Dear Blaise,
As we continue to execute on our corporate strategy, your leadership and expertise is essential to the Company. With the progress made to date, we are positioning ourselves for continued growth in Branded Pharmaceuticals and U.S. Branded Sterile Injectables, while continuing to stabilize our Retail Generics segment. Our capabilities in these core growth areas will be further enhanced by the expected emergence of the Company’s Aesthetics segment as we transition to the crucial next phase of our multi-year turnaround plan.
Based upon the impact of your leadership across the enterprise and the criticality of your ongoing contributions to the planning and execution of Endo’s (“Endo” or the “Company”) transformation and turnaround plan, I am pleased to offer you a special compensation arrangement that demonstrates your importance to our Company. Specifically, you are eligible for the contribution retention bonus arrangement described in this Letter Agreement (“Letter Agreement”).
Your total Contribution Retention Bonus amount is 1,250,000 USD (the “Contribution Bonus”), subject to applicable tax withholdings. This Contribution Bonus will be paid in installments within thirty (30) days following the end of the first, second, third and fourth Retention Period (each a “Retention Period” as defined below), provided you are employed on such dates by the Company or one of its affiliates. The Retention Periods and the associated installment amounts are as follows: (1) 312,500 USD following September 30, 2019; (2) 312,500 USD following December 31, 2019; (3) 312,500 USD following June 30, 2020; and (4) 312,500 USD following December 31, 2020. To qualify for the Contribution Bonus payments, you must maintain strong work performance and remain actively employed with Endo or one of its affiliates through the applicable Retention Periods.
Payment of the Contribution Bonus will be accelerated if your employment is terminated by Endo without cause (no misconduct or rule violation; i.e., restructuring, reorganization or RIF) before the end of any applicable Retention Period and will be paid within 30 days of your termination date. Any unpaid Contribution Bonus amounts will be forfeited if you are terminated for cause (i.e., misconduct, violation of rule or policy, etc.) or if you resign before the end of a Retention Period.
The Contribution Bonus will not become part of your remuneration, salary, or compensation (other than for tax purposes) for purposes of the calculation of any severance, notice or redundancy pay, or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment. Nor is the Contribution Bonus an acquired right, since it is part of a global employee retention program implemented by the Company. This Contribution Bonus is a one-time retention award and will not create any legal claim for you in respect to its cause or amount, either for the past or for the future.

This Letter Agreement does not change the at-will employment relationship between you and Endo or alter any other terms and conditions of your employment. You or Endo may terminate your employment at any time, for any reason, with or without Cause. To the extent permitted by applicable law, any controversy or claim arising out of or relating to this Letter Agreement, or a breach thereof, including, but not limited to, any claims arising out of federal, state, or local laws, rules, or regulations, shall be exclusively settled by an arbitration proceeding conducted through Judicial Arbitration & Mediation Services (“JAMS”). This means that the Company and you are waiving your right to a have jury or judge adjudicate such claims or controversies, and that such claims or controversies will be exclusively decided by a single arbitrator. The arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). The decision of the arbitrator shall be final and binding. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. You and the Company shall each bear your and its own legal expenses, except where otherwise required by law. The arbitration shall take place in Chester County, Pennsylvania, and no dispute under this Letter Agreement shall be adjudicated in any other venue or forum. This Letter Agreement shall be governed by the laws of the State of Pennsylvania, and it may not be modified in the absence of a written document signed by the parties.
Thank you for your ongoing contributions and commitment to our Company as we execute our strategic vision and operating plans at the highest performance level in support of our customers and patients. Please indicate your acceptance by signing and returning one copy of this Letter Agreement to Vito Romano by August 9, 2019.

Sincerely,

/S/ PAUL V. CAMPANELLI

Paul V. Campanelli
President & Chief Executive Officer

Signed and agreed by:

/S/ BLAISE COLEMAN	August 1, 2019
Blaise Coleman	Date

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